Exhibit 10.1

YOU ON DEMAND HOLDINGS, INC.

AMENDMENT NO. 1 TO
CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE (the “Amendment”), effective as of May 21, 2012 (the “Effective Date”), is by and among YOU ON DEMAND HOLDINGS, INC., a Nevada corporation (the “Company”), and SHANE MCMAHON (the “Payee”).

WHEREAS, the Company and the Payee are parties to that certain Convertible Promissory Note of the Company, dated as of May 10, 2012, in principal amount of $3,000,000.00 (the “Note”); and

WHEREAS, the Company and the Payee desire to amend the Note as provided herein;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Effective as of the Effective Date, Section 3(a)(i) of the Note shall be deleted in its entirety and, in lieu thereof, the following new Section 3(a)(i) is inserted:

The Principal Amount of this Note and all accrued and unpaid interest may, at Payee’s option, be converted upon or at any time following the closing of the most recent financing  (as of the date of conversion) of equity or equity-linked securities of the Company, regardless of the amount of gross proceeds received by the Company (each such financing, a “Financing”), into the securities to be issued in such Financing (the “Securities”), at a conversion price equal to the purchase price paid for the Securities by the investors in such Financing; provided, however, that the price per share at which this Note, or any convertible Securities into which this Note is converted, may be converted into shares of the Company’s common stock, shall not be less than $4.75, which represents the closing bid price of the Company’s common stock on the trading day immediately prior to the date of the Note.  The Company shall provide the Payee with five (5) days prior written notice of the scheduled closing of a Financing.  If Payee opts to convert this Note as aforesaid, then Payee must notify the Company in writing at least five (5) days prior to exercising the option to convert.

2.           Except as expressly amended by this Amendment, the terms and conditions of the Note are hereby confirmed and shall remain in full force and effect without impairment or modification.

3.           This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

4.           This Amendment may be executed by facsimile and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

YOU ON DEMAND HOLDINGS, INC.

By:	/s/March Urbach
Marc Urbach
President and Chief Financial Officer

/s/Shane McMahon
Shane McMahon